Exhibit 10.19
RELEASE AGREEMENT
This RELEASE AGREEMENT (“Agreement”) is by and between EPR Properties, a Maryland real estate investment trust (the “Company”) and Michael L. Hirons (“Hirons”), and is entered into as of December 31, 2020.
WHEREAS, Hirons is employed by the Company in the position of Senior Vice President – Asset Management;
WHEREAS, the Company has the right to terminate Hirons’s employment without cause subject to the provisions of the EPR Properties Employee Severance and Retirement Vesting Plan (“Severance Plan”); and
WHEREAS, the Company and Hirons desire to compromise and settle any and all claims which might arise out of or in any manner be related to Hirons’s employment with the Company up to and including the date of this Agreement, in consideration for certain benefits to which Hirons would not otherwise be entitled.
NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties agree as follows:
Consideration
1.Hirons acknowledges that in exchange for his commitments set forth in this Agreement:
a.The Company has agreed to continue Hirons’s employment with the Company until December 31, 2020 (the “Termination Date”). Until the Termination Date, such employment will continue and the Company will compensate Hirons for his services through the Termination Date, at the same level of wages and benefits he earned as of the date hereof.
2.    Hirons acknowledges that in exchange for the commitments set forth in this Agreement, the Company will:
a.pay to Hirons the gross amount of $1,267,200.00 which is equivalent to 24 (twenty-four) times Hirons’ CIC Monthly Base Compensation (as defined in the Severance Plan);
b.pay one-half of the cost of selected health care plan for 18 (eighteen) monthly premiums to continue health care coverage under the Company’s medical, dental and vision plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or as the Act is more popularly known, “COBRA,” at the same level of coverage he had on the Termination Date. The payment of the amount provided in this Section 2(b) shall (1) only be provided to the extent Hirons has elected to receive COBRA continuation coverage, (2) be considered a subsidy to Hirons’ COBRA payment obligations, and (3) run concurrently with the Company’s obligation to provide COBRA continuation coverage;

c.pay to Hirons unused vacation of 19 days in the amount of $25,723;

d.pay to Hirons the gross amount of $281,600.00, which is equivalent to the pro-rated annual incentive bonus that Hirons would have received under the Company’s annual incentive program for 2020 with the achievement of “at target” performance level, less deductions required by law; and

e.make available to Hirons at the Company’s cost, pursuant to a third party service, outplacement services for a period of twelve (12) months.

The amounts set forth in Sections 2(a), 2(c) and 2(d) will be paid in a lump sum promptly after, and not on or before, the Termination Date. For greater clarity, this payment will not be made during 2020.
All unvested restricted common shares of the Company held by Hirons will become vested upon the close of business on the Termination Date and will be reflected on Hirons’s 2020 Form W-2 Wage and Tax Statement. Pursuant to the Performance Shares Award Agreement regarding the 2020 Long-Term Incentive Plan, between the Company and Hirons, effective on the Termination Date all Payout Percentages are deemed to be achieved at the target and will be settled at 100%, resulting in the issuance to Hirons of 5,485 common shares of the Company.

Hirons understands and acknowledges that he is entitled to the consideration referenced above only as a result of his execution of this Agreement and not otherwise.
All Compensation Received
3.     Hirons acknowledges and agrees that upon receipt of the consideration set forth in Sections 1 and 2 of this Agreement he will have received any and all wages or other compensation to which he is entitled because of his work performed for the Company or otherwise due from the Company, including but not limited to any rights Hirons may have under the Severance Plan.
4.     Hirons understands and acknowledges that all employee benefits paid to him or on his behalf shall cease effective the Termination Date, or on such later date as specified in the applicable plan, and the parties specifically understand and agree that this Agreement does not affect and shall not diminish Hirons’s rights to: (a) elect continued coverage for medical, dental and/or vision insurance pursuant to COBRA, (b) vested 401(k) benefits, (c) vested restricted common shares, and (d) any shares of EPR stock that Hirons owns. All vested 401(k) benefits and vested restricted common shares will continue to be governed by their respective applicable plans and agreements.

Release of All Claims

5.     Hirons releases the Company and all of its parents, subsidiaries, joint venturers, affiliates, assigns and successors, and all of its past, present and future owners/shareholders, officers, directors, agents, employees, trustees, representatives, insurers and attorneys (referred to in this document as the “Released Parties”) from any and all claims, damages, lawsuits, injuries, liabilities and causes of action that he may have, whether known to him or not. Notwithstanding this Section 5, nothing in this Agreement is intended to release any claims that cannot be released as a matter of law.
Release of All Employment Law Claims
6.     Hirons understands and agrees that he is releasing the Released Parties from any and all claims, damages, lawsuits, injuries, liabilities and causes of action that he may have under any express or

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implied contract, or any city ordinance or state, federal or common law meant to protect workers in their employment relationships including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Missouri Human Rights Act, the Americans with Disabilities Act, the Equal Pay Act, 42 U.S.C. §§ 1981, 1983 and 1985, 18 U.S.C. § 1514A, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Missouri Service Letter statute, the Labor Management Relations Act, and under which he may have rights and claims, whether known to him or not, arising, directly or indirectly out of Hirons’s employment by the Company, and/or the modification of the terms and/or termination of his employment with the Company. Notwithstanding this Section 6, nothing in this Agreement is intended to release any claims that cannot be released as a matter of law.
Release of Any Age Discrimination Claims
7.     Hirons understands and agrees that he is releasing the Released Parties from any and all claims, damages, lawsuits, injuries, liabilities and causes of action that he may have, under the Age Discrimination in Employment Act, the Missouri Human Rights Act, and any other federal, state or local laws prohibiting age discrimination in employment, whether known to him or not, past or present, suspected or unsuspected, arising, directly or indirectly out of Hirons’s employment by the Company or the termination of my employment with the Company or any statements or actions of the Released Parties. Notwithstanding this Section 7, nothing in this Agreement is intended to release any claims that cannot be released as a matter of law.
Will Not File Claims
8.     Hirons understands and represents that he intends this Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release of all claims known and unknown, suspected or unsuspected, and that he intends the release set forth herein to be final and complete. Hirons further agrees that he will not prosecute or allow to be prosecuted on his behalf, in any administrative agency or court, whether state or federal, or in any arbitration proceeding, any claim or demand of any type related to the matters released above, it being Hirons’s intention that, with the execution of this Agreement, Released Parties will be absolutely, unconditionally and forever discharged of and from all obligations to him that exist as of the date of this Agreement. Hirons understands that nothing in this Agreement shall preclude his filing a charge of discrimination, or participating in an investigation, with the Equal Employment Opportunity Commission or comparable agency. However, Hirons further agrees that he cannot and will not seek or accept any personal benefit from the Company, whether in monetary or other form, as part of or related to any proceeding initiated by any other person, agency or other governmental body of the United States or any other jurisdiction. Furthermore, nothing in this Agreement prohibits Hirons from reporting possible violations of federal law or regulation to any government agency or entity, or making other disclosures that are protected under the whistleblower provisions of law. Notwithstanding any of the provisions of this Agreement, Hirons is not releasing any rights that he may have that cannot be released pursuant to applicable law.
Notwithstanding Hirons’ releases under Sections 5, 6 and 7 above, and his obligations under this Section 8, Hirons retains all rights to be indemnified, defended and held harmless, with advancement of expenses, that, before entering into this Agreement, he enjoys under applicable state laws, indemnification agreements or the organic documents of the Company. Hirons’ obligations under Sections 5 through 8 shall be subject to the Company’s full and timely performance of its payment obligations under this Agreement.

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Confidentiality
9.     Hirons understands and agrees that he (and his attorneys, if any) has held and will continue to hold the fact and all terms of this Agreement and the circumstances around this Agreement in utter, absolute and strictest confidence and secrecy. The only exception is that he may inform his spouse, his attorneys and his professional accountants or professional tax consultants with whom he has a confidential relationship, so long as any such accountant or tax consultant is informed of this confidentiality agreement prior to the disclosure of information protected by it, and agrees to keep such information confidential.
Non-Disparagement
10.    From and after the date of this Agreement, Hirons warrants and agrees that he will not make any disparaging comment in any format, whether written (including but not limited to his resume(s) or applications for employment), electronic or oral, to any customer, vendor, prospective employer, Company employee, the media, or any other individual or entity regarding the Company and/or the Released Parties which relates to the Company’s business or related activities, or the relationship between the Company, the Released Parties and Hirons.
Consequences of Breach of Confidentiality or Non-Disparagement Obligations
11.     Hirons understands and agrees that his obligations set forth in Sections 9 and 10 of this Agreement are material inducements to the Company in making this Agreement. Accordingly, the Company shall be entitled to injunctive or specific relief from a court of competent jurisdiction against any breach or threatened breach by me, my agents or any persons acting with me, of the covenants in Sections 9 and 10 of this Agreement without the necessity of posting bond or proving lack of an adequate remedy at law, and without limitation of other remedies that may be available to the Company at law or in equity.
Time to Consider this Separation Agreement and Release and 7-Day Revocation Period
12.     Hirons acknowledges that he has been given the option to consider this Agreement for up to twenty-one (21) days before signing it. Hirons further acknowledges that he has been advised to consult with an attorney prior to signing this Agreement. Hirons understands that after signing this Agreement, he has seven (7) days in which to consider it and, if desired, to revoke it by giving written notice of such revocation to the Company in care of Liz Grace, Vice President – Human Resources and Administration, 909 Walnut, Suite 200, Kansas City, MO 64106, lizg@eprkc.com, prior to the expiration of the 7-day revocation period, but that upon such revocation, Hirons shall forfeit any and all rights to all consideration otherwise to be provided to me under the terms of this Agreement. Hirons also understands that this Agreement shall not become effective or enforceable until the expiration of the 7-day revocation period.
Return of All Company Property
13.     Hirons agrees that he will return any and all property (including, but not limited to, his Company-provided automobile, all computers, keys, security and parking cards or fobs, tools, credit cards and Company files and documents and all copies thereof, whether in hard copy or stored electronically) of

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the Company, its parents, subsidiaries or affiliates in his possession no later than three business days after the Termination Date.
Non-Admission of Liability
14.     Hirons understands and agrees that the Released Parties deny that he has any legally cognizable claims against them but that the Released Parties desire to amicably settle any and all disputes they now may have with him. Hirons further understands and agrees that neither this Agreement nor any action taken hereunder is to be construed as an admission by the Released Parties of violation of any local, state, federal, or common law - in fact, Hirons understands that the Released Parties expressly deny any such violation.
Section 409A Savings Clause
15.     This Agreement is intended to comply with the provisions of Section 409A of the Internal Revenue Code, Title 26 of the United States Code (the “Code”), including the exceptions for short-term deferrals, separation pay arrangements, reimbursements and in-kind distributions, and must be administered and interpreted in accordance with such intent.  Without limiting the generality of the foregoing, any term or provision that is determined to have an ambiguous definition shall be interpreted, to the extent reasonable, to comply with Section 409A of the Code. Each installment payment under this Agreement is treated as a separate payment for purposes of Section 409A of the Code. All reimbursements provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code must be made or provided in accordance with the requirements of Section 409A of the Code.
Taxation
16.     Hirons understands and agrees that none of the Released Parties, including their attorneys, have made any express or implied representations to him with respect to the tax implications of any payment made herein.
Missouri Law Applies
17.     Hirons and the Company understand and agree that this Agreement shall be governed by the laws of the State of Missouri.
Use of Headings
18.     Hirons and the Company understand and agree that the headings in this Agreement have been inserted for convenience of reference only and do not in any way restrict or modify any of its terms or provisions.
Agreement May Not Be Modified
19.     Hirons and the Company understand and agree that no provision of this Agreement may be waived, modified, altered or amended except upon the express written consent of the Company and Hirons.

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Full Agreement
20.     Hirons and the Company understand this Agreement sets forth the entire terms of the agreement between the Company and Hirons.
Invalidity of Any Provision Affects Only that Provision
21.     Hirons and the Company understand and agree that if, for any reason, any term or provision of this Agreement is construed to be unenforceable or void, the balance of it will yet be effective and enforceable.
Have Read, Understand and Have Voluntarily Signed Agreement
22.     Hirons and the Company have each read this Agreement, and each understands its contents. Hirons and the Company have each signed this Agreement voluntarily and knowingly.
IN WITNESS WHERE OF, the parties have executed this Release Agreement.

/s/ Michael L. Hirons
MICHAEL L. HIRONS

EPR PROPERTIES

By: /s/ Craig L. Evans
Craig L. Evans, Executive Vice President and General Counsel

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